Exhibit (j)(1)

POWER OF ATTORNEY
TO SIGN REGISTRATION STATEMENTS
AND AMENDMENTS THERETO

The undersigned, duly elected directors of Steward Funds, Inc. ("Company"), hereby appoint Edward Jaroski, Richard Nunn, Olivia Adler and David Harris and each of them individually, as attorney-in-fact and agent to do any and all acts and things, and execute in their names any and all instruments, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Investment Company Act of 1940, the Securities Act of 1933 (“Acts”), any requirements of the Securities and Exchange Commission in respect to such Acts, and any state securities laws, and in connection with the registration under said Acts of the Company and the shares of the Company and the offerings of shares of the Company such appointment specifically includes the power and authority to sign the names of the undersigned to Post-Effective Amendments Nos.  97, 98 and 99 under the Securities Act of 1933 and to such Post-Effective Amendments under the Investment Company Act of 1940 as are filed in conjunction the foregoing or within one year from the date hereof in respect to the Company and such shares of the Company and to file the same with the Securities and Exchange Commission; and the undersigned do hereby ratify and confirm all that said attorneys and agents, and each of them, shall do or cause to be done by virtue hereof. Any one of said agents and attorneys shall have, and may exercise, without the others, all the powers conferred hereby.

IN WITNESS WHEREOF, the undersigned have signed their names hereto as of the date indicated.

/s/ James F. Leary	Date: December 5, 2012
James F. Leary

/s/ Leonard B. Melley, Jr.	Date: December 5, 2012
Leonard B. Melley, Jr.

/s/ John R. Parker	Date: December 5, 2012
John R. Parker

/s/ John M. Briggs	Date: December 5, 2012
John M. Briggs

/s/ William H. Hermann, Jr.	Date: December 5, 2012
William H. Herrmann, Jr.